Exhibit 99.1

Press Release	Source: Loreto Resources Corporation

LORETO RESOURCES CORPORATION ANNOUNCES THE CLOSING OF A $1,325,000 PRIVATE PLACEMENT

SARASOTA, FL, September 16, 2008 – Loreto Resources Corporation (OTCBB: LRTC, the “Company”), announced today that it completed an initial closing of its private placement of common stock to institutional and accredited investors for aggregate gross proceeds of $1,350,000. The common stock was issued at $1.00 per share. The Company plans to use the net proceeds of the financing to begin to capitalize on mining opportunities in South America, initially in Peru, and for general working capital purposes.

Luis Saenz, President and CEO of Loreto commented that "Loreto is a start-up operation in the sense of being a new company, but its management expertise is far from new to the mining sector. This financing represents the first, very small, sign to our investors that we have begun operations. Over the next few months, we will be investigating possible corporate, property acquisitions and joint venture opportunities and we are optimistic that we will soon be in a position to complete our first transaction. Mining activity in Peru and Latin America has been very active for a long time and the current volatile markets mean opportunities for Loreto Resources abound."

This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the foregoing securities. The foregoing securities have not been, nor will they be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and such securities may not be offered or sold within the United States or to or for the account or benefit of U.S. persons unless registered under the Securities Act and any applicable state securities laws or an exemption from such registration is available.

About Loreto Resources Corporation

Loreto Resources Corporation is an early stage, mining company currently pursuing a business strategy in the mining sector in South America, with an initial focus on identifying mining opportunities in Peru.

Contact:	Loreto Resources Corporation
Luis Saenz, President
1266 1st Street, Suite 4
Sarasota, FL. 34236
Phone:

Certain statements in this news release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company's belief that it can identify opportunities in the mining sector in Peru and, more generally, in South America, and that the Company can successfully participate in such opportunities. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.